EXHIBIT 2.3


                            ASSET PURCHASE AGREEMENT


         ASSET PURCHASE AGREEMENT (this "Agreement") is dated as of the 19th Day of January, 1998, by and between Community Redevelopment Corporation ("CRC" or "Purchaser"), and Source One Wireless I, L.L.C. ("Source One" or "Seller").

         WHEREAS, Seller is engaged in the business of the sale of wireless communications products and services and all activities in support thereof or otherwise related thereto (the "Business");

         WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of Seller's properties and assets that are related to the Business, on the terms and conditions set forth herein;

         NOW THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements contained herein, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 As used in this Agreement, the following terms shall have the following meanings:

                  "Affiliate" of any person shall mean any person, corporation, proprietorship, partnership, trust or business entity that, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such person. For the purposes of this definition, "control": means the possession of the power to direct or cause the direction of management and policies as such person, either through the ownership of voting securities, by contract or otherwise.

                  "Assumed Liabilities" shall have the meaning given to such term in Section 3.1.

                  "CERCLA" shall have the meanings given to it in Section 5.15.

                  "Closing" means the consummation of the transactions contemplated herein in accordance with Article XII hereof.

                  "Closing Date" means the date on which the Closing occurs or is to occur.

                  "CRC" means Community Redevelopment Corporation, a Florida Corporation.

                  "CRC Shares" means the shares of CRC common stock to be issued to Source One.

                  "Document List" means the Document List attached hereto as
Schedule 5.5(a)-(p)U.

                  "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.


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                  "Excluded Liabilities" shall have the meaning given to such term in Section 3.1.

                  "GAAP" means U.S. generally accepted accounting principles in the effect on the date hereof.

                  "IRC" means the Internal Revenue Code of 1986, as amended.

                  "Intellectual Property" shall mean patents and patent applications, trademarks, service marks, trade names, slogans and all similar rights to names, any and all variations thereof, copyrights, applications for any of the foregoing, inventions, discoveries, improvements processes, methods, equipment designs, data, engineering, technical and shop drawings, product and process specifications, test procedures and specifications, trade secrets, confidential information, know-how and ideas, whether patentable or not, shop rights, data processing records, written instructions for procedures, technical information and related data used and otherwise relating to the Business or the Purchased Assets, and all drawings, records, books or other indicia, however evidenced, related to the foregoing, together with all goodwill associated with the foregoing and all rights to use the foregoing.

                  "Knowledge" means the actual (not constructive or implied) knowledge of David Trop, as President of Seller and Eamon Toner as President of Buyer, as of the date of this Agreement or as of the Closing, as applicable.

                  "Licenses" shall have the meaning given to such term in
Section 5.5(p).

                  "Lien" means any security interest, mortgage, lien, charge , encumbrance, claim, pledge or right of any party against any of the properties or assets owned by Seller.

                  "Operating Contracts" shall have the meaning given to such term in Section 2. l(g).

                  "Options" mean options for 2,500,000 shares of CRC common stock exercisable at $.40 per share, held by Brett Holdings, Inc.

                  "Permitted Encumbrances" shall mean liens in favor of certain financial institutions of which Foothill Capital Corporation is the agent, Strategica Capital Corporation and holders of Senior Step Rate Subordinated Promissory Notes.

                  "Purchase Price" shall have the meaning given to such term in
Section 4.1.

                  "Personal Property Leases" shall have the meaning given to such term in Section 2.1(f).

                  "Year End Financial Statements" shall have the meaning given to it in Section 5.2.


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                                   ARTICLE II
                            SALE AND PURCHASE OF THE
                                PURCHASED ASSETS

         2.1 Sale of Business. Properties and Purchased Assets. On the basis of the representations and warranties and subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, transfer, assign, convey and deliver to CRC and CRC agrees to purchase, accept and acquire from Seller, in consideration of the Purchase Price and the assumption of the Assumed Liabilities, free and clear of all Liens (except Permitted Encumbrances), all the properties and assets, whether real or personal, (tangible or intangible) of Seller related to the Business, as a going concern, of every kind and wherever situated which are owned by Seller, as of January 31, 1998 (the "Effective Time"). These assets (collectively "Purchased Assets") include, without limitation:

         (a) Cash. All cash or cash investments of Seller;

         (b) Receivables. All of Seller's right, title and interest in and to all receivables arising out of the operation of the Business, including, without limitation, accounts receivable, notes receivable, warranty receivables, factory claims receivable and dealer reserves with manufacturers (collectively, the "Receivables");

         (c) Equipment Inventories. All new, used and rental equipment;

         (d) Parts. Any and all parts;

         (e) Real Properties Leases. All the Seller's right, title and interest as lessee or sub-lessee under each of the leases or sub-leases for the real property used by Seller and operation of the Business, as listed on Schedule 2.1(e). (collectively, the "Real Property Leases");

         (f) Personal Property Leases. All sellers rights, title and interest under each of the leases for tangible assets of the property leased by seller in connection with the business, as listed on Schedule 2.1(f) (collectively, the "Personal Property Leases");

         (g) Operating Contracts. All of Seller's right, title and interest in and to all contracts and agreements to which Seller is a party, including without limitations, all service contracts, product distribution agreements and rental agreements, as listed on Schedule 2.1(g) (collectively, the "Operating Contracts");

         (h) Sales Orders. All of Seller's right, title and interest in and to all unfilled customer orders;

         (i) Work in Process. All work in process that Seller is obligated to complete;

         (j) Intellectual Property. All of Seller's right, title and interest in and to all Intellectual Property as listed on Schedule 2.1(j) including, without limitations, the name "Area Wide Cellular";

         (k) Other Assets. All equipment and tangible personal property, including without limitations, furniture, lease hold improvements, fittings, workshop tooling, trucks and service vehicles, and other tangible and intangible assets or property used by Seller in the ordinary course of its Business and all other assets used in the operation of the Business, other than the Excluded Assets (collectively, the "Other Assets");


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         (l) Customer Information. All information of Seller with respect to the customers of Seller and all of Seller's sales records, including, without limitation, customer list, correspondence with customers, customer files and account histories (including receivable and collection history), sales literature and promotional materials;

         (m) Computer Software. All software programs, source and object codes, computer printouts, databases and related items owned by Seller and relating to the Purchased Assets or to the Business; and

         (n) Books and Records. All of the books and records owned by Seller and relating to the Purchased Assets or to the Business.


                                   ARTICLE III
                            ASSUMPTION OF LIABILITIES

         3.1 Assumed Liabilities. Subject to the terms and conditions of this Agreement, Purchaser agrees to assume, pay and perform, and Seller hereby agrees to transfer and assign to Purchaser, all obligations, liabilities and indebtedness of Seller as at the Effective Time (collectively, the "Assumed Liabilities"), except the following items, for which Seller shall remain liable (collectively, the "Excluded Liabilities");

         (i) Any and all income taxes attributable to Seller for any and all periods prior to the Effective Time;

         (ii) Any and all obligations of Seller incurred in connection with this transaction, and all fees to attorneys, investment bankers, accountants or others for services rendered or expenses incurred or behalf of Seller;

         (iii) Any and all of Seller's broker's or finder's fees, commissions or like payments arising out of or based upon any act or omission of Seller, including, without limitation, any fee due to Strategica Capital Corp.;

         (iv) All losses existing as of or prior to the Effective Time of any and every kind whatsoever, including, without limitation, court costs and attorneys fees covering, incurred or sustained as a direct or indirect result of the presence on or under, or the release, escape, seepage, leakage, discharge or migration at or from, any of the Leased Real Property of any hazardous materials or non-hazardous materials, waste or substance and whether asserted under or rising under any applicable law or regulation relating to pollution, the environment, human safety and health, transportation or the production, storage, labeling or disposition of hazardous materials;

         (v) Any and all indebtedness and obligations of Seller to parent as at the Effective Time or arising thereafter, except approximately $11.6 million dollars to be repaid in connection with Step Rate Subordinated Notes of parent.


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                                   ARTICLE IV
                                 PURCHASE PRICE

         4.1 Purchase Price. The total purchase price for the Purchased Assets shall be 25,652,124 shares of CRC's common stock, par value $.0001 per share.

         4.2 Payment of Purchase Price. Subject to the terms and conditions herein, Purchaser shall, at the Closing, pay to Seller the Purchase Price by delivery of Certificate(s) of Common Stock, registered in the name of Source One, representing an aggregate of 25,652,124 shares, or such number of shares of Common Stock equal to 80% of the issued and outstanding shares of Common Stock on the date thereof.

         4.3 Investment Intent. The CRC Shares to be delivered hereunder have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be resold unless the Shares are registered under the Act or an exemption from such registration is available. Each certificate representing the CRC Shares will have a legend thereon incorporating language as follows:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"). The shares have been acquired for investment and may not be sold or transferred in the absence of an effective Registration Statement for the shares or an opinion of counsel, satisfactory to the Company, that an exemption from registration is available."


                                    ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF SOURCE ONE

         Source One hereby represents and warrants to CRC as follows:

         5.1 Due Formation. Etc. Seller is a duly organized and validly existing limited liability company in good standing under the laws of Delaware, having all requisite power and authority to lease the property now leased by it and to carry on its business as now being conducted. Seller is qualified to do business in each other jurisdiction in which its failure to so qualify would materially adversely affect it or its financial condition or business or ability to perform the transactions contemplated by this Agreement. Seller does not own a direct or indirect interest in any corporation, partnership, joint venture or other entity.

         5.2 Financial Statements.

                  (a) The financial statements of the Seller's predecessors for the fiscal year ended December 31,1996, consisting of the balance sheet at such date and the related statement of income, stockholder's equity and changes in financial position for the twelve (12) months ended December 31, 1996 (collectively, the "Year-End Financial Statements"), copies of which are attached hereto as Schedule 5.2(a), present fairly the financial position of Seller's predecessors at such date, and the results of its operations and changes in financial position as of the date and for the period indicated, and were prepared in conformity with GAAP applied on a consistent basis by Seller's predecessors during such periods. The Balance Sheet of Seller as of November 30, 1997 and Statement of Operations for the month ended November 30, 1997 (collectively the "November 1997 Financial Statements"), copies of which are attached hereto on Schedule 5.2(a), present fairly the financial position of Seller on such date.


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                  (b) As of November 30, 1997, Seller had no debt, obligations or liabilities of any nature (whether fixed, absolute, accrued, contingent or otherwise and whether direct or indirect, primary or secondary, known or unknown), except as clearly and fully reflected in the Year End Financial Statements as of such date, and except for items which would not be required to be disclosed on such Financial Statements under generally accepted accounting principles.

         5.3 No Material Adverse Change. Since November 30,1997, except as set forth on the Document List or in any schedule or exhibit hereto, there had not been (a) any material adverse change in the condition (financial or otherwise), results of operations, business, properties or assets or liabilities of Seller;
(b) any known material adverse change in any of Seller's relationships with suppliers, distributors or customers who either individually or in the aggregate represent more than 5% of annual revenues; (c) any change in the accounting methods or practices followed by Seller or in the manner in which the books, records and accounts are maintained; (d) any mortgage, pledge, lien, security interest, charge or other encumbrance of any of Seller's properties or assets;
(e) an amendment to or change in its Certificate of Organization or Operating Agreement; (f) any payment, discharge, satisfaction or forgiveness of any claim, liability, obligation, or debt due it or waiver or release of any right or claim other than in the ordinary course of business or the payment, discharge or satisfaction is reflected or reserved against on the November Financial Statements; (g) any material damage, destruction or loss with respect to any assets or properties, whether or not covered by insurance, or the failure to adequately maintain all of its assets and properties, reasonable wear and tear excepted; (h) any strike, work stoppage, slowdown, or any threat of the forgoing, affecting its business or financial position; (i) any transaction, purchase, sale, assignment, lease or transfer or other disposal of any amount of assets or properties, except in the ordinary course of business consistent with past practices; (j) any capital expenditure except as shown on its books and records as of November 30, 1997; (k) any labor contract or labor disturbance or trouble of any character materially and adversely affecting its financial condition, business or assets; (1) any amendment or termination of any material contract, agreement, lease, sublease, license, sublicense, or instrument to which Seller is a party, except in the ordinary course of business consistent with past practices; (m) any change in the membership interests of Seller as a result of reclassification, subdivision, reorganization or otherwise; (n) any sale, purchase or other acquisition of the membership interests of Seller or any grant or commitment to grant any option, warrant or other right to subscribe for or purchase or otherwise acquire or encumber any of membership interest: (o) any distribution with respect to the membership interests of Seller or any other similar payment or distribution thereon or in respect thereof; (p) any agreement by Seller to incur any liability or obligation (whether absolute, accrued, contingent or otherwise), other than in the ordinary and usual course of business and consistent with past practices, to issue any debt securities, or assume, borrow, guaranty or endorse, or to agree to assume, borrow, guaranty or endorse, otherwise as an accommodation become responsible for, any obligation for any other individual or entity, or change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve; (q) any failure to maintain any insurance in effect on November 30, 1997; (r) any failure to apply or reapply for necessary permits and licenses in the ordinary course of business; or (s) any agreement (whether oral or written, contingent or otherwise) to do any of the things described in clauses (a) through (r) above.

         5.4 Authority. No Breach. Etc.

                  (a) Seller has full power and authority to execute and deliver this Agreement and all other agreements, documents and instruments executed and delivered in connection herewith, and to perform its obligations set forth herein and therein. The execution and delivery of this Agreement and the


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consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the members of Seller, and no other corporate proceeding on the part of Seller is necessary for Seller to authorize this Agreement and for Seller to consummate the transactions contemplated hereby and thereby.

                  (b) Except as provided for in Schedule 5.4(b). the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not; (i) conflict with any conditions or provisions of Seller's Certificate of Organization or Operating Agreement or other governing documents of Seller, (ii) conflict with or violate any law, regulation, judicial or administrative award, judgment or decree applicable to Seller, (iii) conflict with, result in any breach of, or violate any of the provisions of, constitute a default under, or permit any other party to be excused from performing any obligations under (whether by virtue of the application of a "change of control" provision or otherwise), any lease, franchise, mortgage, agreement, contract, license, permit or other instrument to which Seller is a party, or by which it is bound or which is applicable to any of its properties, or result in the creation of any lien, charge, encumbrance or claim upon any of its properties, or give to others any interest or right in any of their properties, including, but not limited to, a right to purchase any of properties, or (iv) except as provided for in Schedule 5.4(b) require the approval, consent or authorization of any third party, federal, state or local court (including any probate court), governmental authority or regulatory body, or creditor, or give any party with rights under any instrument, agreement, contract, mortgage, judgement, award, order, or other restriction the right to terminate modify or otherwise change any of the currents rights or obligations of Seller.

                  (c) Seller's execution, delivery and performance of this Agreement has been validly authorized and approved by all necessary legal action.

                  (d) Assuming due execution, delivery and performance of this Agreement by the other parties hereto, this Agreement is the legal, valid and binding agreement of Seller enforceable against it in accordance with its terms.

         5.5 Document List. The Document List accurately and completely identifies the following:

                  (a) all leaseholds, fee or other real property owned, leased or otherwise held by Seller, including, without limitation, all easements, licences or agreements in existence granting to third parties the right to occupy space or use or purchase any portion of real property owned or leased by Seller or any improvement thereto;

                  (b) all material contracts, agreements or arrangements of any kind whatsoever (whether oral or written) between Seller and distributors, customers, or suppliers;

                  (c) all collective bargaining agreements or other contracts between Seller and any labor union:

                  (d) all plans providing benefits to employees of Seller in their capacity as such employees;

                  (e) all loan agreements, capital leases, conditional sale contracts, guarantees, letters of credit and other agreements or instruments pursuant to which Seller had or may become indebted for borrowed money or for credit advanced for its benefit;

                  (f) all mortgages, pledge agreements, security agreements and other agreements or instruments granting liens or encumbrances on property of Seller;

                  (g) all contracts for the purchase or sale of real property, the purchase, sale or lease of personal property or services to be rendered or received by Seller;

                  (h) all insurance policies (including, without limitation, liability, fire, vehicle and title policies) insuring the business and property of Seller;

                  (i) all bank accounts and safe deposit boxes of Seller;

                  (j) all agreements waiving or extending an applicable statue of limitations in connection with tax returns of Seller;

                  (k) all consents and approvals of third parties or governmental entities that are required for the performance by Seller of its respective obligations hereunder or under any other agreement, document to instrument executed in connection herewith;

                  (1) all existing contracts and commitments, directly or indirectly, between Seller and one or more of its Affiliates;

                  (m) all written contracts, agreements or arrangements between Seller and any of its employees, and all written or oral contracts, agreements or arrangements between Seller and any of its consultants, officers or directors relating to their employment by, or performance of services for, Seller and their compensation therefor;

                  (n) all patents, trademarks, trade names, slogans, service marks and similar rights to names used by Seller and otherwise relating to Seller's business, all pending applications for the foregoing, and all assignments, licenses and sublicenses of such items;

                  (o) all standard forms of disclaimers and warranties of Seller and any contracts or agreements entered into by Seller on the basis of disclaimers or warranties other than such standard disclaimers and warranties;

                  (p) all governmental permits, licenses, authorizations and filings of Seller (collectively, the "Licenses").

         The leases creating the leaseholds described in (a) above and all of the items described in (b), (c), (d), (e), (f), (g), (h.),(j.), (k), (1), (m),
and (n) (as to assignments, licenses and sublicenses) above are valid and enforceable agreements in full force and effect with, to Seller's knowledge, no default existing thereunder, or condition that, with the giving of notice or the passage of time, or both, would constitute a default thereunder. No side or other agreements (whether written or oral) exist that to Seller's knowledge impact upon any of the items described in the Document List, nor does any known modification, amendment or waiver relating to any of the foregoing items exist except as set forth on the Document List. The Document List is a true and complete list as of the date hereof of, those items called for by the terms of
Section 5.5(a)-(p), and Seller represents and warrants that there exist no agreements or documents or other items which should appear on the Document List pursuant to the terms of Section 5.5 (a)-(p), but which have been omitted therefrom.

         5.6 Title Matters. Except as otherwise disclosed on the Document List:

                  (a) Seller has, good, marketable and indefeasible title to all of the Purchased Assets except for the Permitted Encumbrances.

                  (b) All of the items set forth in Section 5.5 and all other items that constitute Purchased Assets are free and clear of any Liens, and (b) comprise all of the assets, property and rights of every type or description, real, personal and mixed, tangible and intangible, necessary to conduct the Business and operations of Seller as currently conducted.

                  (c) All of the leases are valid, subsisting and in full force and effect and enforceable in accordance with their respective terms, and there is not under any of the leases any existing material default, or any material condition, event or acts which with notice or lapse of time or both would constitute such a default.

         5.7 Real Property Leases. Unless otherwise disclosed on Schedule 5.7, all of the Real Property leases identified on Schedule 2.1(e) are in fall force and effect and the Seller is not in default with respect to any such real property lease.

         5.8 Condition of Assets. Expect for the inventory of Seller, which is covered by Section 5.9, all the personal property (whether owned or leased) used by Seller in its Business has been well maintained, is, except as listed and described on Schedule 5.8, in good operating condition, normal wear and tear excepted, free from defects other than such minor defects as do not interfere with the continued use thereof in the conduct of normal operations, is fit for the purposes for which it is being utilized, and to Seller's knowledge is in compliance with all applicable laws and regulation.

         5.9 Inventory. All of the items comprising inventory of Seller are and have been used and maintained in compliance with all applicable laws and regulation. In addition, all of the items comprising inventory of Seller that were valued in the inventory accounts on the balance sheets included in the Year End Financial Statements existed as of such date. To the extent obsolete, slow moving, damaged or incapable of being sold, such items of inventory shall have been valued on Seller's year end Financial Statements at net realizable. However, Buyer acknowledges that such inventory may be subject to a write-down which, in any event, will not be material. Except as disclosed on Schedule 5.9 all inventories are owned by Seller free and clear of any liens, claims, charges, security interests, encumbrances or rights of others of any kind or nature, actual or contingent, choate or inchoate, liquidated or unliquidated.

         5.10 Licenses and Permits. Seller holds all such governmental licenses, permits and authorizations as are necessary for conducting its operations and all licenses are valid, subsisting and in fall force and effect.

         5.11 No Patents. Etc. Seller does not own any patents, patent applications, patent licenses, permits with respect to patents, copyrights, or any applications therefor.

         5.12 Employee Benefit Plans.

                  (a) Seller is not a party to and does not maintain or contribute to any pension, profit sharing or other employee benefit plans, as defined in Section 3(3) of ERISA, except as listed on Schedule 5.5(d) and 5.5(m). Each plan listed on the Document List is in compliance, and has been in



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compliance, with all applicable requirements of law including the provisions of
ERISA and the IRC, and no liability has been incurred with respect to any such plan which, singly or in the aggregate, may have a material adverse effect on Seller's business, financial condition, results operation or prospects. Except as listed on Schedules 5.5fd) and 5.5(m). Seller does not maintain any form of plan or agreement with any of its employees, officers, directors, agents or representatives providing for present or future employee benefits or deferred compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or other fringe benefit arrangement, whether pursuant to contract, arrangement, custom or informal understanding, which constitutes an "employee benefit plan" (as defined in Section(3) of ERISA).

                  (b) Except as listed on Schedule 5.5(d). Seller does not participate in or have any liability or contingent liability with respect to any "employee pension benefit plans", as that term is defined in Section 3(2) of ERISA, for the benefit of its employees.

                  (c) All Seller contributions for any employee benefit plan for plan years ending prior to the date of this Agreement have been made. Neither Seller nor any of its directors, officers, employees or any other "fiduciary", as that term is defined in Section 3(2) of ERISA, has engaged in a "prohibited transaction", as that term is defined in Section 406 of ERISA or Section 4975 of the IRC, or committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to any employee benefit plan listed on
Schedule 5.5(d) which would subject Seller or CRC or any of their respective directors, officers or employees to liability under ERISA or any applicable law. None of the assets of any employee benefit plan are invested in any securities or real property owned by Seller.

                  (d) Neither Seller nor any member of the Seller's "controlled group" (as defined in Section 4001 (a)( 14)of ERISA) is a contributing employer under or has any liability to any multi employer plan", as that term is defined in Section 3(37) of ERISA; Seller has made all required contributions to such plans for all covered periods of service prior to and including the date of closing and does not have any actual or potential withdrawal liability to any multi employer plan.

                  (e) Seller does not maintain or contribute to any funded or unfunded medical, health or life insurance plans or arrangements for retires or terminated employees and has not made any commitments or representations to employees or former employees to provide such benefits.

                  (f) All "employee welfare benefit plans", as that term is defined in Section 3(1) of ERISA, maintained for eligible employees of Seller and any related trust or insurance contract shave been maintained in accordance with their terms and in compliance with all applicable laws, and Seller has not received any notice from any governmental agency questioning or challenging such compliance.

                  (g) No payment made pursuant to Seller's compensation arrangements (exclusive of payments contemplated by this Agreement) would in the aggregate constitute an excess parachute payment as defined in Section 280G of the IRC. (without regard to subsection (b)(4) thereof).

                  (h) None of the transactions contemplated by this Agreement is a "prohibited transaction", as such term is defined in Section 406 of ERISA or in Section 4975 of the IRC.

                  (i) There are no actions, suits or claims (other than routine claims for benefits) pending or threatened involving any employee benefit plans or the assets of such plans, and no facts exist that could give rise to any such actions, suits or claims. There have been no acts or omissions by Seller that have

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given rise to or may give rise to penalties, taxes or related charges under
Section(c), 502(i) or 40'U^LERISA or chapter 43 of the IRC for which Seller may be liable.

                  (j) All group health plans of Seller (including any plans of current and former affiliates of Seller that must be taken into account under
Section 162(i) of the IRC or Section 601 of ERISA) have been operated in compliance with the group health plan continuation coverage requirements of
Section 498B of the IRC and Section 601 of ERISA to the extent such requirements are applicable.

         5.13 Agents Fees. ETC. No agent, broker investment banker, person or firm acting on behalf of Seller or under its authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated herein.

         5.14 No Violations of Law. Seller has conducted its business in compliance with all applicable material laws, rules and regulations. Seller has not received any written notices, and no suits or judgments are currently pending or threatened, concerning any unresolved violation or alleged violation by Seller of any zoning, building, occupational health and safety, fire, labor, health, safety, or other applicable federal, state or local law or regulation which would have a material adverse affect of Seller's business, results of operations, or prospects, and there is no valid basis for any claim of any such violation.

         5.15 No Violation of Environmental Laws. Except as disclosed on
Schedule 5.15. the business of Seller as currently being conducted does not violate any applicable law or regulation relating to pollution, the environment, human safety and health, transportation or the production, storage, labeling or disposition of wastes (as hereinafter defined). Seller has timely filed all reports required to be filed, has obtained all required approvals and permits and has generated and maintained all required data, documentation, and records under any such applicable laws or regulations. Seller has not (and no other person has) placed, held located, stored, buried, dumped, disposed, spilled or released any wastes on, beneath or about any of the properties used, owned or leased by Seller, except for storage of inventories of such chemicals to be used, in the ordinary course of business of Seller (which inventories, if any, were stored in accordance with applicable laws and regulations and in a manner such that there was no release of any such chemicals into the environment which could cause the occurrence of clean up or other response costs under the Resource Conservation and Recovery Act of 1976, as amended("RCRA") or the Comprehensive Environmental Response, Compensation and Liability Act of 1980 , as amended ("CERLA"), or other comparable state, federal or local laws or regulations). Seller has not received any notice from any governmental agency or private or public entity advising it that it is responsible for or potentially responsible for corrective action or investigation or response costs with respect to a release, a threatened release or clean up of wastes and has no reason to believe that such notice may be forthcoming. As used herein, the term "wastes" shall include, but is not limited to chemicals, wastes, and hazardous, dangerous or toxic substances, materials or wastes (i) produced by or resulting from any business, commercial or industrial activity, operation or process , including any "Hazardous Substances", "Pollutants" or "Contaminants" (as such terms are defined in CERLA), (ii) in the form of or containing petroleum or petroleum hydrocarbons or(ii) that are regulated by or defined in any so-called "Superfund" law, or any other federal, state or local statute, law, ordinance, code, rule or regulation concerning protection of the environment, human safety and health, or transportation, as now or hereinafter in affect.

         5.16 Accounts Receivable. Except as disclosed on Schedule 5.16. all accounts receivable of Seller reflected on the balance sheets included in the Year End Financial Statements (a) arose in the ordinary course of business, (b) represent valid, bona fide and subsisting claims (net of the reserve for doubtful accounts receivable set forth on such balance sheets), (c) are correct as to amount and to Seller's knowledge are legally enforceable according to their terms, subject to applicable bankruptcy and insolvency laws, (d) have no known current right of defense, counterclaim or set-off against them, and (e) are owned by Seller free of any liquidated or unliquidated claims. Since November 30, 1997. there has been no material adverse change in the quality or collectability of such accounts receivable.

         5.17 Litigation. Except as disclosed on Schedule 5.17. there are, to Seller's knowledge, no actions, suits, labor disputes or other litigation, proceedings or governmental investigations or inquiries pending or threatened in writing against or affecting Seller or any of its officers, directors, employees, members, assets, properties or business, or which might adversely affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or any litigation or proceeding in which Seller is a plaintiff or claimant; and, except set forth on Schedule 5.17, none of such actions, suits, labor disputes alone or in the aggregate, might, if adversely determined, have any materially adverse affect upon the financial condition, results of operations, business, properties, assets or prospects of Seller. Seller is not subject to any order, judgement, decree stipulation or consent of or with any cost, governmental body, agency or instrumentality which has, or may have, an adverse affect on the financial condition or the results of operations of Seller. Seller is not currently being charged with any infringement of any adversely held patent, copyright, trademark, service mark, trade name or any license or application for any such item.

         5.18 Intercompany Transfers. All accounts receivable, notes, receivable and management fees, and all intercompany charges, costs, liabilities, obligations, reserves or transfer of any kind whatsoever, either accrued against or owned by Seller to its parent corporation or Affiliates or accrued against or owed by such entities or persons have been paid, are not outstanding and are not due to be paid any time after the date hereof, except as reflected on the Year-End Financial Statement or on Schedule 5.18.

         5.19 Accuracy and Completeness of Statements. Neither this Agreement nor any schedule, exhibit, statements, list, certificate or other written information furnished or to be furnished by Seller to CRC in connection with this Agreement contains or will contain any untrue statement of a material fact or will omit to state a material fact necessary to make the statements made, in light of the circumstances in which they are made, not misleading.

         5.20 Purchased Assets Include all Assets Used in Business. The Purchased Assets comprise all of the assets, property, and rights of every type and description, real, personal and mixed, tangible and intangible, necessary to conduct the Business as presently conducted.


                                   ARTICLE VI
                      REPRESENTATIONS AND WARRANTIES OF CRC

         CRC represents and warrants to Source One and its member as follows:

         6.1 Due Incorporation. Etc. CRC is duly organized and a validly existing corporation in good standing under the State of Florida, having all requisite power and authority to carry on its business as now being conducted, and CRC is qualified to do business in each jurisdiction in which its failure to so qualify would materially adversely affect CRC or its financial condition or business or ability to perform the transactions contemplated by this Agreement. Buyer does not own a direct or indirect interest in any corporation, joint venture or other entity.

         6.2 Authority. No Breach. Etc.

                  (a) CRC has full corporate power and authority to execute and deliver this Agreement and all other agreements, documents, and instruments executed and delivered in connection herewith and to perform their perspective obligations set forth herein and therein. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of CRC and no other corporate proceeding on the part of CRC is necessary for CRC to authorize this Agreement or consummate the transactions contemplated hereby and thereby, other than the approval of stockholders.

                  (b) Except as provided for in Schedule 6.2(b). the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not; (i) conflict with any of conditions or provisions of CRC's charter. By-laws or other governing documents, (ii) conflict with or violate any law, regulation, judicial or administrative award, judgment or decree applicable to CRC, (iii) conflict with, result in any breach of, or violate any of the provisions of, constitute a default under, or permit any other party to be excused from performing any obligations under (whether by virtue of the application of a "change of control" provision or otherwise), any lease, franchise, mortgage, agreement, contract, license, permit or other instrument or restriction which CRC is a party, or by which it is bound or which is applicable to any of its properties, or result in the creation of any lien, charge, encumbrance or claim upon any of its properties, or give to others any interest or right in any of its properties, including, but not limited to, a right to purchase any of its properties, or (iv) except as provided for in
Schedule 6.2(b) require the approval, consent or authorization of any third party, federal, state or local court (including any probate court), governmental authority or regulatory body, or creditor, or give any party with rights under any instrument, agreement, contract, mortgage, judgement, award, order, or other restriction the right to terminate modify or otherwise change any of the currents rights or obligations of CRC.

                  (c) Assuming due execution, delivery and performance of this Agreement by the other parties hereto, this Agreement is the legal, valid and binding agreement of CRC, enforceable against it in accordance with their terms.

         6.3 CRC Common Stock. The shares ofCRC Common Stock to be delivered to Source One pursuant to the terms hereof, are duly authorized and will be validly and legally issued shares of CRC Common Stock free and clear of all liens, encumbrances, and preemptive rights, and upon issuance will be fully-paid and non-assessable. Based in part upon the representations of Source One in the form of the Investment Representation Letter attached hereto as Exhibit __, the shares of CRC Common Stock will be issued in compliance with all applicable federal and state securities laws.

         6.4 Financial Statements. CRC has delivered to Seller the Financial Statements for the period ended June 30,1997 (the "Statements"), The Statements present fairly the financial condition of CRC as of the dates thereof and the results of operations for the periods reflected therein. The Statements have been prepared in accordance with generally accepted accounting principles, consistently applied. The books and records, financial and others, of CRC are in all material respects complete and correct and have been maintained in accordance with good accounting practices.

         6.5 Undisclosed Liabilities. Except as set forth in Schedule 6.5. CRC has no liabilities or obligations of any nature, fixed or contingent, matured or unmatured, that are not shown or otherwise provided for in the Statements, including claims against CRC for work previously performed. All reserves established by CRC and set forth in the Statements are adequate and there are no material loss contingencies (as such term is used in Statement of Financial Accounting Standard No. 5 of the Financial Accounting Standards Board) that are not adequately provided for. Schedule 6.5 also identifies policies which are in full force and effect and licenses held by CRC to perform the work previously engaged in. Except as set forth on Schedule 6.5 no liens have been filed or claims asserted by any subcontractor or materialman against CRC, nor by any person claiming a finder's or similar fee with respect to the transactions set forth herein..

         6.6 Litigation. Except as set forth in Schedule 6.6, there are no actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending against CRC, any of its officers and directors, its assets or business, whether at law or in equity, or before or by any federal, state, municipal, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, nor does CRC know of a threat of, or any basis for, any such action, suit, claim, investigation or proceeding.

         6.7 Compliance: Governmental Authorizations. CRC has heretofore complied with all federal, state, local or foreign laws, ordinances, regulations and orders applicable to its business, including without limitation, federal and state securities laws that, if not complied with, would materially and adversely affect the business of CRC. CRC did not perform any work for which it did not hold all necessary licenses.

         6.8 Taxes, (a) CRC has filed all federal all federal, foreign, state and local tax reports and returns required to be filed and has duly paid all taxes, including, without limitation, income, capital stock, gross receipts, net proceeds, ad valorem, value added, turnover, sales, use, real estate transfer, property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, franchise, transfer, fuel, vehicle sales, excess profits, occupational and interest equalization, unitary, severance, withholding, social security, employment and other taxes, duties assessment and charges (including, without limitation, the recapture of any tax items such as investment tax credits), together with all interest, penalties and additions imposed with respect to such amounts, which are due or claimed to be due by federal, state, or local taxing authorities or which are payable with respect to its business and operations (collectively, "Taxes"). All such returns are accurate and complete. There are no tax liens upon any property or assets of the Company, except liens for Taxes not yet due and payable. All such Taxes (including interest and penalties) applicable for all periods prior to Closing or other governmental charges upon CRC or its assets. CRC has not executed any waivers of the statute of limitations on the right of the Internal Revenue Service or any state or local taxing authority to assess additional Taxes or to contest the income or loss with respect to any tax return. The basis of any depreciable assets, and the methods used in determining allowable depreciation (including cost recovery), held by CRC, are substantially correct and in compliance with the IRC and all regulations thereunder.

                  (b) No issues have been raised that are currently pending before any taxing authority in connection with any of the aforesaid tax returns or reports. No issues have been raised in any examination by any taxing authority with respect to CRC which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. The items of income and returns filed by or on behalf of CRC for all taxable years (including the supporting schedules filed therewith), available copies of which have been supplied (or will be promptly supplied upon request) to

Seller, state accurately the receipts and expenditures of CRC, and the same were derived from the books and records of CRC.

                  (c) CRC is not subject to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for federal income tax purposes, except as set forth on Schedule 6.8.

         6.9 Capitalization. The authorized capitalization of CRC is as set forth on Schedule 6.9. As of the date hereof 630,561 shares of Common Stock are issued and outstanding, an additional 2,500,000 shares of Common Stock are issuable pursuant to the exercise of options and an additional 2,812,500 shares of Common Stock are issuable pursuant to the conversion of subordinated debentures. All outstanding securities have been duly authorized, validly issued, and are fully paid and non-assessable, and all such securities were issued in compliance with applicable federal and state securities law. Except for the securities to be delivered to the Seller pursuant to the terms of this Agreement and except as set forth in Schedule 6.9, there are no outstanding or presently authorized securities, warrants, preemptive rights, subscription rights, options or related commitments or agreements of any nature to issue any of CRC's securities, nor, are there any issued and outstanding shares of CRC's Preferred Stock.

         6.10 No Approvals Required. No approval, authorization, consent, order or other action of, or filing with, any person, firm or corporation or any court, administrative agency or other governmental authority, is required in connection with^he execution and delivery by CRC of this Agreement or the consummation of the transactions described herein.

         6.11 Accuracy and Completeness of Statements. Neither this Agreement nor any schedule, exhibit, statement, list, certificate or other written information furnished or to be furnished by CRC in connection with this Agreement contains or will contain any untrue statement of a material fact or will omit to state a material fact necessary to make the statements made, in light of the circumstances in which they are made, not misleading.

         6.12 Board of Director Approval. The Board of Directors of CRC have authorized and approved this Agreement and the transactions contemplated herein.


                                   ARTICLE VII
                             COVENANTS OF SOURCE ONE

         Source One shall comply with each of the following:

         7.1 Access to Records. Seller shall (but without unreasonable interference with Seller's Business) give CRC and its accountants, counsel and other representatives access during normal business hours to the Seller's properties, books and records, and allow Seller's officers and employees to be available to CRC representatives for consultation.

         7.2 Conduct of Business. Seller shall conduct its operations only in, and Seller shall not take any action except in, the ordinary and usual course of business and consistent with past practices, and Seller shall use all good faith reasonable efforts to preserve intact its officers and employees and to maintain satisfactory relationships with customers, licensors, licensees, suppliers, contractors, distributors, business partners and others having business relationships with Seller. Without limiting the generality of the foregoing, Seller shall not:

                  (a) incur any material liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary and usual course of business and consistent with past practices, issue any debt securities, or assume, borrow, guarantee or endorse, or agree to assume, borrow, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or change any assumption underlying, or methods of calculating, any bad debt, contingency or other reserve;

                  (b) except in the ordinary course of business and consistent with past practices, adopt or amend any bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, plan, fund or other arrangement, or grant, or become obligated to grant, any general increase in the compensation of officers or employees (including any such increase pursuant to any employee arrangement or grant), institute any welfare program or any employee arrangement or grant, make any change in any welfare program or any employee arrangement or grant, or enter into any employment or similar agreement or arrangement with any employee;

                  (c) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, or make any investment, either by purchase of stock or securities, contributions to capital, property transfer or acquisition (including by lease), of any amount of properties or assets of any individual or entity;

                  (d) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), including, without limitation, any claims, liabilities or obligations for Taxes of Seller, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practices, of liabilities reflected or reserved against on the Year End Financial Statements or incurred in connection with the transactions contemplated by this Agreement;

                  (e) change or amend its Certificate of Organization or Operating Agreement;

                  (f) create, assume or permit to exist any Lien of its assets other than in the ordinary course of business consistent with past practices and other than those in existence on the date hereof;

                  (g) sell, assign, lease or otherwise dispose of any of its assets other than in connection with the replacement of inoperable, destroyed, obsolete or worn-out items or other than in the ordinary course of business, or modify, amend or terminate any contract or agreement relating to its business;

                  (h) enter into any contracts or commitments with its Stockholder or any of its Affiliates;

                  (i) declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock, or directly or indirectly, redeem, purchase or otherwise acquire or reacquire any shares of its capital stock or other securities;

                  (j) do or fail to do any act which results or shall result (i) in any of the representations and warranties of Seller under this Agreement being incorrect or (ii) in the nonfulfillment of any of the conditions stated in
Article XI.

         In addition, without limiting the generality of the foregoing provisions of this Section 7.2, Seller shall:

                  (A) maintain its books, records and accounts in the usual and regular manner consistent with prior years;

                  (B) adequately maintain all of its properties and assets (including expenditure of adequate amount for maintenance) consistent with the pattern and practice of maintenance of such assets in the industry and maintain all of its properties in as favorable a condition as the same are in as of the date hereof, reasonable wear and tear excluded;

                  (C) maintain all currently existing fire and extended coverage, worker's compensation, liability and other property and casualty insurance insuring Seller or its assets;

                  (D) apply or reapply for necessary permits and licenses in the ordinary course of business; and

                  (E) in the event of casualty loss to any of Seller's assets, to the extent permitted under applicable contracts, mortgages, deeds of trust, leases, agreements or other instruments, transfer, the insurance proceeds, or the rights thereto, to CRC on the Closing Date.

         7.3 Certain Covenants. Seller shall not do or fail to do any act which results or shall result: (a) in any of the representations and warranties of Seller under this Agreement being incorrect; or (b) in the nonfulfillment of any of the covenants stated in this Article VII or (c) in a solicitation of transactions inconsistent with the terms of this Agreement.

         7.4 Obtaining of Consents. Etc. Seller shall use reasonable good faith efforts to: (a) Obtain such governmental, regulatory and other third-party consents, approvals, amendments of agreements and assignments of leases, if any, as may be necessary to carry out the transactions contemplated in this Agreement; (b) take all actions necessary to satisfy the preconditions to Closing; and (c) cooperate fully with CRC in promptly seeking to obtain such authorizations, consents, orders and approvals as may be necessary for the performance of its obligations pursuant to this Agreement.

                                  ARTICLE VIII
                                COVENANTS OF CRC

         8.1 Confidentiality. Until the Closing and, if for any reason the transactions contemplated by this Agreement are not consummated, at all times thereafter, CRC shall, and shall cause its employees, agents and representatives to, treat all information regarding Seller that is not otherwise lawfully known to CRC or already in the public domain, as confidential; provided. however, that CRC and its Affiliates may discuss this Agreement with those persons or entities whose consent or approval may be required, as contemplated in this Agreement, for the consummation of the transactions contemplated hereby. If the Closing does not take place, CRC and its Affiliates shall return to Seller all copies of all documents or other materials belonging to Seller

         8.2 Sale of Business. CRC shall take all necessary corporate and other action to sell all of its assets (exclusive of cash) subject to all of its liabilities pursuant to the terms of a Purchase and Sale Contract annexed hereto as Exhibit "2". The closing of this transaction shall occur simultaneously with the Closing hereunder.

         8.3 Certain Covenants. CRC shall not do or fail to do any act which results or shall result: (a) in any of the representations and warranties of CRC under this Agreement being incorrect; or (b) in the nonfulfillment of any of the covenants stated in
Article VIII; or (c) in a solicitation of transactions inconsistent with the terms of this Agreement.

         8.4 Books and Records. CRC sub shall make available to Seller and its representatives all of its books and records at reasonable times and upon reasonable notice.

         8.5 Conduct of Business. CRC shall conduct its operations only in, and CRC shall not take any action except in, the ordinary and usual course of business and consistent with past practices. Notwithstanding the aforemetioned, CRC will sell shares of common stock in a Rule 504 placement prior to Closing.


                                   ARTICLE IX
                               CERTAIN TAX MATTERS

         9.1 Liability for Taxes.

                  (a) Taxes shall mean all taxes, including, without limitations, income, capital stock, gross receipts, net proceeds, ad valorem, value added, turnover, sales, use, real estate transfer, property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, franchise, transfer, fuel vehicle sales, excess profits, occupational and interest equalization, unitary, severance, withholding, social security, employment and 'other taxes, duties, assessments and charges (including, without limitation, the recapture of any tax items such as investment tax credits), together with all interest, penalties and additions imposed with respect to such amounts, which are due or claimed to be due by federal, state, or local taxing authorities or which are payable with respect to the business and operations of Seller.

                  (b) All federal, foreign, state and local tax reports and returns required to be filed have been filed and such returns are accurate and complete. There are no tax Liens upon any property or assets of Seller, except Liens for Taxes not yet due and payable. All such Taxes (including interest and penalties ) attributable to all periods prior to the Effective Time, or other governmental charges upon Seller or its assets, income or revenues have been paid or reserved against. Seller has not executed any waivers of the statute of limitations on the right of the Internal Revenue Service or any state or local taxing authority to assess additional Taxes or to contest the income or loss with respect to any tax return.

                  (c) Except as set forth in Schedule 9.1.(c), no issues have been raised that are currently pending by any taxing authority in connection with any of the aforesaid tax returns or reports. No issues have been raised in any examination by any taxing authority with respect to Seller which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. The items of income and deductions reflected on the federal income tax returns and comparable state and local returns filed by or on behalf of Seller for all taxable years (including the supporting schedules filed therewith), available copies of which have been supplied (or will be promptly supplied upon request) to Purchaser, state accurately the receipts and expenditures of Seller, and the same were derived from the books and records of Seller.

         9.2 Refunds or Credits.

                  (a) Except as otherwise set forth in this Agreement, any refunds or credits of Taxes, to the extent that such refunds or credits are attributable to periods prior to the Effective Time, shall be for the account of Seller, and, to the extent that such refunds or credits are attributable to periods after the Effective Time, such refunds or credits shall be for the account of Purchaser.

         9.3 Mutual Cooperation. Purchaser and Seller will provide the other with such reasonable assistance as may reasonably be requested by any of them in connection with the preparation of any return of Taxes, any audit or other examination by any taxing authority, any judicial or administrative proceedings relating to information which may be relevant to such return, audit or examination, proceeding or determination. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant returns of Taxes and supporting work schedules. The party requesting assistance hereunder shall reimburse the other for reasonable expenses incurred in providing such assistance.


                                    ARTICLE X
                CONDITIONS PRECEDENT TO OBLIGATIONS OF SOURCE ONE

         The obligations of Source One hereunder are subject to satisfaction by CRC of the following conditions at or before the Closing:

         10.1 Absence of Litigation. Etc. No action or proceeding shall have been instituted or threatened before any court or governmental entity to enjoin, restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby, which, in the reasonable judgment of Seller, would make it inadvisable to consummate such transactions.

         10.2 Opinion of Counsel. Seller shall have received the opinion of the firm of Shapo, Freedman & Bloom, P.A. counsel for CRC, dated the Closing Date, in form and substance reasonably satisfactory to Seller.

         10.3 Performance. Warranties. Etc.

                  (a) All of the terms and conditions of this Agreement to be complied with and performed by CRC at or before the Closing shall have been complied with and performed, and the representations and warranties made by CRC in this Agreement shall be true, correct and complete at and as of the date hereof and at and as of the Closing with the same force and effect as though such representations and warranties had been made at and as of the Closing.

                  (b) CRC shall have delivered to Seller a certificate, dated the Closing Date, signed by the President of CRC, certifying as to the foregoing.

         10.4 Tender of Purchase Price. The Purchase Price shall have been tendered for delivery by Purchaser to Seller, as required pursuant to Article IV.

         10.5 Consents Obtained. The Consent of the Stockholders of CRC and all third-party and governmental consents, approvals and amendments of agreements, if any, as may be necessary to carry out the transactions contemplated in this Agreement shall have been obtained.

         10.6 Assignment Documents. Purchaser shall have duly executed and delivered to Seller assignments and assumptions of the Leases and Operating Contracts, together with the written consent of each contract party, if required.

         10.7 Resignations/Appointments. The officers and directors of CRC shall have resigned and David Trop and Jack Burstein shall be appointed to the Board of Directors, all effective upon Closing.

         10.8 Financial Requirements. At Closing, CRC shall have funds on deposit with financial institutions in the minimum amount of $800,000. CRC shall have no liabilities as of the Effective Time, all and any liabilities having been assumed by CRC Acquisition Corp. pursuant to the Purchase and Sale Contract referred to in Section 8.2 or having otherwise been paid.

         10.9 Dissenter's Rights. Stockholders holding not more than 5% of the issued and outstanding shares of Common Stock shall have properly exercised dissenter's rights pursuant to Section 607.1301 et. seq.

         10.10 Convertible Debentures. The Convertible Debentures shall be converted to an aggregate of 2,812,500 Shares of Common Stock.

         10.11 Satisfactory Due Diligence. Seller shall satisfactorily complete its due diligence and Buyer's schedules hereof shall have been completed and annexed hereto.

         10.12 Waiver. Seller may, in its sole and absolute discretion, waive or elect not to waive any conditions preceded to the Closing.


                                   ARTICLE XI
                   CONDITIONS PRECEDENT TO OBLIGATIONS OF CRC

         The obligations of CRC hereunder are subject to satisfaction by Source One of the following conditions at or before the Closing:

         11.1 Absence of Litigation. Etc. No action or proceeding shall have instituted or threatened before any court or governmental entity or legislative body to enjoin, restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby, which, in the reasonable judgment of CRC, would make it inadvisable to consummate such transactions.

         11.2 Opinion of Counsel. CRC shall have received the opinion of Sachnoff & Weaver, Ltd. counsel for Seller, dated the Closing Date, in form and substance reasonably satisfactory to CRC.

         11.3 Performance. Warranties. Etc.

                  (a) All of the terms and conditions of this Agreement to be complied with and covenant to be performed by Seller at or before the Closing shall have been complied with and performed, and the representations and warranties made by Seller in this Agreement shall be true, correct and complete at and as of the date hereof and at and as of the Closing with the same force and effect as though such representations and warranties had been made at and as of the Closing.

                  (b) Seller shall have delivered to CRC a duly executed certificate, dated the Closing Date signed by the President of Seller, certifying to the foregoing.

         11.4 Consents. All third-party and governmental consents, approvals, amendments of agreements and assignments of agreements and leases, if any, as may be deemed necessary by CRC in. its sole discretion to carry out the transactions contemplated in this Agreement shall have been obtained.

         11.5 Bill of Sale. Seller shall have duly executed and delivered to Purchaser a Warranty Bill of Sale, conveying the Purchased Assets to Purchaser, subject to the Permitted Encumbrances.

         11.6 Contract Assignments. Seller shall have duly executed and delivered to Purchaser the Contract Assignments.

         11.7 No Material Adverse Change. During the period from the date of this Agreement through the Closing, there shall not have been any material adverse change in the business, operations, assets, financial condition or prospects of Seller, and there shall have been no material damage to or loss of any of the assets of Seller.

         11.8 Representation Letter. An Investment Representation Letter in substantially the form of Exhibit "1" shall have been executed and delivered by Seller.

         11.9 Registration Rights Agreement. CRC shall have entered into the Registration Rights Agreement with Brett Holdings, Inc. ("Brett"), with respect to the shares of common stock subject to the options held by Brett and with the holders of the Convertible Subordinated Debentures, in the form annexed hereto as Exhibit "3".

         11.10 Calling Party Pays Paging Option. CRC shall have entered into an option to purchase substantially all of the operating assets subject to certain liabilities, all consisting of the Calling Party Pays Paging business of parent for a price equal to 80% of the value of such business as determined by a major institutional bank acceptable to CRC. The option shall provide that the purchase price is to be paid in shares of CRC common stock.

         11.11 Satisfactory Due Diligence. Buyer shall satisfactorily complete its due diligence and Seller's schedules hereof shall have been completed and attached hereto.

         11.12 Waiver. CRC may, in its sole and absolute discretion, waive or elect not to waive, any conditions precedent to the Closing.

                                   ARTICLE XII
                                     CLOSING

         12.1 Place of Closing: Closing Date. The Closing shall take place at the offices of Shapo, Freedman & Bloom, P.A., on January 31, 1998, or such later date to which the parties hereto shall agree.

         12.2 Closing Activities. Subject to the terms and conditions of this Agreement, at the Closing the parties will exchange the certificates, opinions and other documents provided for herein. All documents and instruments to be delivered on the Closing Date pursuant to this Section 12.2 shall be regarded as having been delivered simultaneously, no document or instrument shall be regarded as having been delivered until all have been delivered.


                                  ARTICLE XIII
           SURVIVAL OF REPRESENTATIONS AND WARRANTIES: INDEMNIFICATION

         13.1 Survival. None of the representations and warranties of the parties hereto shall survive the Closing of the transactions set forth herein.


                                   ARTICLE XIV
                        TERMINATION; AMENDMENT AND WAIVER

         14.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

                  (a) By mutual written consent of CRC and Source One.

                  (b) By CRC or Source One upon written notice s-th; other party if the Closing of the transactions contemplated by this Agreement shall not have occurred on or before March 31, 1998; provided, however, that the terminating party shall not be in material breach of this Agreement.

                  (c) By either CRC on the one hand, or by Source One on the other hand, upon written notice to the other, if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement or the willful failure to satisfy any of the applicable conditions set forth in Articles X and XI on the part of the other party.

         14.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void and there shall be no liability on the part of either CRC or Source One; provided, however, that this Section 14.2, Section 8.1, Section 14.3 and Article XV shall survive termination of this Agreement.

         14.3 Payment of Expenses. In the event of termination of this Agreement as provided in Section 14.1(c) above, the breaching party shall pay all of the expenses (including attorneys' fees) of the nonbreaching party incurred in connection with the transactions contemplated by this Agreement in addition to its own expenses.

         14.4 Amendment. This Agreement may be amended by the parties by action taken by or on behalf of their respective Boards of Directors at any time before or after approval hereof by the CRC stockholders, but after any such approval no amendment shall be made which by law would require approval of the CRC stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereof.

         14.5 Waiver. At any time prior to the Effective Time, the parties hereto by action taken by their respective Boards of Directors, may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of the party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE XV
                               GENERAL PROVISIONS

         15.1 Notice. All notices, requests, claims demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given (if so given) if delivered in person, by facsimile, cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                  If to CRC:

                           Community Redevelopment Corporation
                           18400 West Dixie Highway
                           North Miami Beach, Florida 33160
                           Attention: Eamon Toner, President

                  With copy to:

                           Leonard H. Bloom, Esquire
                           Shapo, Freedman & Bloom, P.A.
                           200 South Biscayne Boulevard Suite 4750
                           Miami, Florida 33131

                  If to Source One:

                           Source One Wireless I, L.L.C.
                           1040 South Milwaukee Avenue Wheeling,
                           Illinois 60090
                           Attention: David Trop

                  With copy to:

                           Darryl Jacobs, Esquire
                           Sachnoff& Weaver, Ltd.
                           30 South Wacker Drive, 29th Floor
                           Chicago, Illinois 60606

         15.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         15.3 Entire Agreement: Assignment. This Agreement constitutes the complete, final and exclusive agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise.

         15.4 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and nothing in this Agreement, express or implied, is intended to confer upon any other person any right or remedies of any nature whatsoever under or by reason of this Agreement.

         15.5 Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

         15.6 Counterpart. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same Agreement.

         15.7 Governing Law. The corporate law of the State of Florida shall govern all issues concerning the construction, validity and interpretation of this Agreement.

         IN WITNESS WHEREOF, CRC, and Source One have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date firs written above.

                                       COMMUNITY REDEVELOPMENT CORPORATION


                                       By: /s/ Eamon Toner
                                           -------------------------------------
                                       Name: Eamon Toner
                                             -----------------------------------
                                       Title: President
                                              ----------------------------------



                                       SOURCE ONE WIRELESS I, L.L.P.


                                       By: /s/ Dov Trop
                                           -------------------------------------
                                       Name:
                                             ----------------------------------
                                       Title:
                                              ----------------------------------